Zones Announces Financial Results for the Third Quarter of 2007

AUBURN, WA -- 10/25/2007 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--  Total net sales in Q3 2007 increased 18.2% to $163.0 million compared with $137.9 million in Q3 2006
--  Net income per share increased 28.6% to $0.18 per share in Q3 2007 compared with $0.14 per share in Q3 2006
--  Third quarter 2007 net sales to small-to-medium sized businesses grew
    33.1% compared with the same period in the prior year
--  Customer unassisted sales in Q3 2007 represented 38.4% of total net sales
--  Net sales for the nine months ended September 30, 2007 increased 20.7%
    to $503.4 million compared with $417.1 million in the prior year
--  Net income per share increased 37.0% to $0.63 per share for the nine months ended September 30, 2007 compared with $0.46 per share in the prior year

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the quarter ended September 30, 2007. Total net sales were $163.0 million compared with $137.9 million in the third quarter of 2006. The Company reported net income of $2.6 million, or $0.18 per diluted share, compared with net income of $2.1 million, or $0.14 per diluted share, for the same quarter a year ago.

Firoz Lalji, CEO, said, "We experienced a healthy year-over-year sales increase of 18.2% this quarter attributable in part to an extremely diverse customer base. All divisions of the business contributed to this growth, while revenue expansion from our core SMB customers continued outpacing our other divisions, growing 33.1% year over year." Lalji continued, "I am especially pleased with our 28.6% increase in earnings per share this quarter, while continuing our investment in the development of our field sales force and the Portland sales center."

Net sales for the nine months ended September 30, 2007 increased 20.7% to $503.4 million from $417.1 million during the corresponding period of 2006. Net income for the nine months ended September 30, 2007 increased 38.8% to $9.3 million, or $0.63 per diluted share, compared with net income of $6.7 million, or $0.46 per diluted share in the first nine months of 2006.

Operating Highlights

Consolidated outbound sales to business and public sector customers increased 19.4% to $161.7 million in the quarter ended September 30, 2007 compared with $135.4 million in the corresponding period of 2006. Unassisted sales during the quarter were $62.5 million, and represented 38.4% of total third quarter 2007 net sales.

Gross profit margins of 11.2% in the third quarter of 2007 declined 70 basis points from 11.9% in the third quarter of 2006, and declined sequentially from 11.7% in the second quarter of 2007. The decrease in gross profit margin percentages was primarily due to product and customer mix and decreases in contributions from enterprise software agreements. Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix and economic conditions.

Total selling, general and administrative expenses expressed as a percent of net sales were 7.4% in the third quarter of 2007. This represents a decrease from 8.2% in the corresponding period of 2006 and a sequential increase over 6.7% in the second quarter of 2007. Both the year-over-year decrease and the sequential increase were due to variable costs associated with fluctuating sales volumes.

Asset Management

The Company ended the third quarter of 2007 with over $6.5 million of cash on hand. Consolidated working capital was $51.4 million at September 30, 2007, compared with $41.7 million at December 31, 2006.

The Company's net inventory of $22.9 million at September 30, 2007 increased compared with $21.4 million at December 31, 2006. Inventory turns during the third quarter of 2007 were 24 times annualized. Trade accounts receivable increased to $79.0 million at September 30, 2007 from $64.2 million at December 31, 2006. Day's sales outstanding were 47 days at September 30, 2007.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Nortel Networks, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the third quarter results will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held today, October 25, 2007 at 2:00 pm PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

                                ZONES, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (Unaudited)

                                                September 30, December 31,
                                                    2007          2006
                                                ------------- -------------
ASSETS
Current assets
  Cash and cash equivalents                     $       6,508 $       9,191
  Receivables, net of allowances of $1,991 and
   $1,936, respectively                                80,851        66,027
  Vendor Receivables                                   14,651        12,228
  Inventories                                          22,888        21,385
  Prepaids                                                841         1,076
  Deferred tax asset                                    1,473         1,473
                                                ------------- -------------

       Total current assets                           127,212       111,380

Property and equipment, net                             3,710         3,771
Goodwill                                                5,098         5,098
Deferred tax asset                                        251           251
Other assets                                              190           195
                                                ------------- -------------

       Total assets                             $     136,461 $     120,695
                                                ============= =============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $      47,550 $      42,592
  Inventory flooring                                   16,209        14,385
  Accrued liabilities and other                        10,073        12,734
  Line of credit                                        2,000             -
                                                ------------- -------------

       Total current liabilities                       75,832        69,711

Deferred rent obligation                                1,923         1,502
                                                ------------- -------------

       Total liabilities                               77,755        71,213
                                                ------------- -------------

Commitments and contingencies

Shareholders' equity:
  Common stock                                         35,876        35,983
  Retained earnings                                    22,830        13,499
                                                ------------- -------------

       Total shareholders' equity                      58,706        49,482
                                                ------------- -------------

       Total liabilities & shareholders' equity $     136,461 $     120,695
                                                ============= =============

                                ZONES, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (unaudited)

                                For the three months  For the nine months
                                 ended September 30,   ended September 30,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------

Net sales                       $ 162,970  $ 137,900  $ 503,384  $ 417,108
Cost of sales                     144,685    121,522    444,480    364,755
                                ---------  ---------  ---------  ---------

  Gross profit                     18,285     16,378     58,904     52,353
Selling, general and
 administrative expenses           12,104     11,291     37,497     35,918
Advertising expense                 2,108      1,717      6,234      5,286
                                ---------  ---------  ---------  ---------

  Income from operations            4,073      3,370     15,173     11,149
                                ---------  ---------  ---------  ---------

Other (income) expense                  5        (19)       221        282

Income before income taxes          4,068      3,389     14,952     10,867
Provision for income taxes          1,457      1,309      5,621      4,164
                                ---------  ---------  ---------  ---------

  Net income                    $   2,611  $   2,080  $   9,331  $   6,703
                                =========  =========  =========  =========

  Basic earnings per share      $    0.20  $    0.16  $    0.71  $    0.51
  Shares used in computation of
    basic earnings per share       13,146     13,228     13,137     13,190
                                =========  =========  =========  =========

  Diluted earnings per share    $    0.18  $    0.14  $    0.63  $    0.46
  Shares used in computation of
    diluted earnings per share     14,736     14,782     14,725     14,721
                                =========  =========  =========  =========

                           Operating Highlights
                             Supplemental Data

                                 Three months ended     Nine months ended
                                --------------------  --------------------
                                9/30/2007  9/30/2006  9/30/2007  9/30/2006
                                ---------  ---------  ---------  ---------
  Operating Data
    Direct web net sales (in
     000's)                     $  62,535  $  36,980  $ 144,557  $ 124,021
    Sales force, end of period                              337        323

  Average Productivity
   (annualized)
     Per Account Executive (in
      000's)                    $   1,935  $   1,708  $   1,992  $   1,722
     Per Employee (in 000's)    $     949  $     846  $     977  $     853

  Product Mix (% of sales)
    Notebook & PDAs                  12.8%      11.4%      14.1%      12.3%
    Desktops & Servers               18.6%      20.4%      22.1%      20.7%
    Software                         23.5%      18.5%      18.5%      16.9%
    Storage                           6.5%       9.1%       7.0%       9.6%
    NetComm                           5.7%       6.0%       5.2%       5.1%
    Printers                          8.0%       9.3%       8.1%       8.1%
    Monitors & Video                 10.0%       9.8%       9.6%      10.0%
    Memory & Processors               4.8%       5.4%       4.9%       6.4%
    Accessories & Other              10.1%      10.1%      10.5%      10.9%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000